Nelson
Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 100 North Tryon Street / 42nd Floor / Charlotte, NC 28202-4007 Tel: 704.417.3000 Fax: 704.377.4814 www.nelsonmullins.com

July 28, 2016

Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802
Re:    Molina Healthcare, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special North Carolina counsel to Family Preservation Services of North Carolina, Inc. a North Carolina limited liability company (the “NC Guarantor”), in connection with the registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by Molina Healthcare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the registration by the Company of $700,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees”) by certain of the Company’s subsidiaries, including the NC Guarantor (each a “Guarantor” and collectively the “Guarantors”) to be offered in exchange for up to an equal principal amount of the Company’s outstanding 5.375% Senior Notes due 2022 and the guarantees thereof by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued in accordance with the terms of the Indenture, dated as of November 10, 2015 (the “Original Indenture”), by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 16, 2016 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), by and among the Company, the guarantors named therein and the Trustee.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company, the NC Guarantor and others as to factual matters without having independently verified such factual matters.

With offices in the District of Columbia, Florida, Georgia, Massachusetts, New York, North Carolina, South Carolina, Tennessee and West Virginia

Molina Healthcare, Inc.
July 28, 2016

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
1.The NC Guarantor is a limited liability company validly existing under the laws of the State of North Carolina.
2.The NC Guarantor has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantees to which it is a party; and
3.The NC Guarantor has taken all necessary limited liability company action to authorize the execution and delivery of and performance of its obligations under the Indenture and the Exchange Guarantees to which it is a party.
The opinions herein are subject to the following assumptions, limitations and qualifications:
1.    We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.
2.    We express no opinion as to the laws of any jurisdiction other than the internal laws of the State of North Carolina, as such are in effect on the date hereof.
3.    We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.
4.    With your consent, we have assumed that the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Operative Documents”) have been duly authorized, executed and delivered, as applicable, by each of the parties thereto (other than the NC Guarantor) under the laws of their respective jurisdictions of organization.

Molina Healthcare, Inc.
July 28, 2016

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Sincerely,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP